Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

March 8, 2007

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel;

significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. Joining me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President; Mary Pat Welc, Senior Vice President; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. We will be available during the question and answer period following our formal remarks.

The fourth quarter was a period of significant operational challenge and organizational change as we continued integrating Symphony Health Services, LLC, our largest acquisition to date. Our Contract Therapy, Freestanding Hospitals and Other Healthcare Services divisions achieved significant increases in revenue quarter-over-quarter and year-over-year. As a result of the addition of Symphony and our rapidly growing hospital segment, our Company-wide revenue increased 47.6 percent over last year to $182.2 million in the quarter.

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Freestanding Hospital Division

We are continuing to expand our Freestanding Hospital division. We have announced our plans with Methodist Medical Center to develop a 50-bed LTACH in Peoria, Illinois subject to obtaining a Certificate of Need.

Recently, we broke ground on a new LTACH hospital in North Kansas City in cooperation with North Kansas City Hospital and Liberty Hospital. This facility is expected to open in the spring of 2008. Construction for the Central Texas Rehab Hospital, our joint venture with the Seton family of hospitals in Austin, Texas, is well underway with opening expected in July of 2007. Yesterday we signed our joint venture agreement with St. Luke’s Hospital to build a 35-bed rehab hospital in St. Louis. Combined with our ongoing joint venture with Howard Regional Hospital in Kokomo, Indiana, we have five joint venture projects in various stages of development. Our pipeline of potential joint ventures remains robust with six letters of intent and several additional opportunities under review. Based on our existing pipeline, in 2007, we anticipate opening one rehab hospital and one LTACH with substantial construction completed on a second LTACH.

Post Acute Continuum Market Development

Focusing on our 87 strategic markets is critical to enhancing our ability to increase productivity, reduce labor costs and increase margins. We have taken steps to enhance the management and support infrastructure in these markets by:

•	Assigning recruiters and staffing coordinators to oversee the assignment of our existing therapists and the sourcing and hiring of new therapists to reduce our need for contract labor.
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Developing campus recruiting plans with schools we have targeted within those particular markets. In 2006 we hired 262 students to full or part time positions in conjunction with our traditional recruiting efforts. In 2007, we plan to build on this success and expect to fill 500 or about 18 percent of our full time therapist hires through campus recruiting activities. Developing this additional channel for recruiting is extremely important as we saw our average time to fill open positions increase by 4 days during 2006 to 49 days.

•	Refocusing our business development activities on growth in the 87 strategic markets where we have critical mass.

Symphony Integration Plan

We are ahead of our plans for harvesting the $10 to $14 million in annual cost savings and operating efficiencies from our Symphony acquisition. We achieved an annualized $6.1 million of synergies during the second half of 2006. This result was accomplished primarily through a net headcount reduction of 85 employees and by limiting incremental costs in our St. Louis-based corporate functions.

We are well into the roll out of our handheld point-of-service technology. We plan to have the technology in place at all RehabWorks’ sites by June 30, 2007. As expected, we have experienced declines in productivity within this division as our therapists learn and become proficient at using the new technology and related processes. We anticipate that these productivity declines will continue throughout the first and second quarters as we complete the implementation and improve significantly during the remainder of the year.

Contract Therapy

For the fourth quarter of 2006 we had an operating loss, inclusive of corporate overhead allocations, of $1.3 million in the contract therapy division. To improve our margins in 2007, we are focusing on:

•	Continuing our review of low margin contracts with the objective of improving productivity, raising rates and exiting unprofitable business.
•	Reducing our reliance on contract labor through recruiting enhancements including the expansion of our campus relations initiatives.
•	Revising the division’s sales criteria for new contracts and focusing sales efforts on the division’s 87 strategic markets. This may reduce the division’s backlog and openings in 2007.
•	Reorganizing the division’s operations to provide more focused oversight and training to its site level managers, and
•	Completing the roll out of the RehabCare technology platform to all RehabWorks sites by the end of the second quarter.

We believe that this segment can return to its historical 5-6 percent operating margins for the year of 2008.

Hospital Rehabilitation Services

We have continued to successfully implement mitigation strategies to limit the negative impact of the 75% Rule on ARU admissions to under 3 percent, which is significantly better performance than the industry as a whole. For the fourth quarter of 2006, our same-store 75% Rule qualifying admissions increased by 3.8 percent from the prior year while our total same store ARU admissions were down 2.8 percent from the fourth quarter of 2005. On a full year basis, 75% Rule qualifying admissions increased by 5.0 percent while total same store ARU admissions declined 2.9 percent. On average, our units are currently operating at the 65% compliance level.

Several initiatives to improve HRS margins are being implemented including:

•	Increasing the number of operating units.
•	Reorganizing management of the division to provide more oversight and training to field operations.
•	Improving performance of the division’s medical directors and aggressive management of the denial process.
•	Re-focusing on performance of the hospital-based outpatient segment.

Other Healthcare Services

We’re pleased with the results from our Other Healthcare Services division. During 2006, Phase 2 Consulting added 32 new clients, the most new clients since 1996, five of which were referrals from RehabCare field managers. Two referrals from Phase 2 consultants have resulted in ARU contracts.

Polaris Consulting and VTA Management are collaborating in joint product development to introduce full therapy management services in New York. We anticipate continued growth in revenue and earnings from this division in 2007.

Clinical and Research and Development

In our ongoing efforts to increase the supply of therapists, we, along with other industry leaders, have co-founded the Allied Health Research Institute. Our support of this organization provides us with the opportunity to work directly with leading academic programs to increase opportunities for individuals desiring to enter the therapy professions and the opportunity to share clinical information to support research efforts.

Legislative and Regulatory Update

Our legislative and regulatory agenda continues to focus on the next phase of the 75% Rule, the proposed CMS rule on LTACHs, and the Part B exception process related to therapy caps. Beginning in July of this year, the compliance threshold for inpatient rehabilitation hospitals moves to 65% and then to 75% in July of 2008. New legislation has recently been brought before Congress calling for the threshold to remain at 60%.

On January 25th of this year, CMS issued a proposed rule that, among other things, would extend the existing 25% admission restriction to all LTACHs. Under this rule, no LTACH provider would be able to accept more than 25% of its admissions from any one acute care provider. Our Louisiana Specialty Hospital in New Orleans is currently exempt from the 25% restriction and would be required to comply with the limitation should the proposed rule become final. We are working with other leaders in the LTACH sector and the other

“grandfathered” LTACHs to oppose the rule. We, and the others with whom we are working, are speaking out about the adverse effect the rule would have on patient access to needed care in local markets served by LTACHs.

As a result of legislation passed last December, the exception process for therapy caps was extended through December 31, 2007. New legislation would need to be enacted by this date in order to avoid returning to an arbitrary therapy cap. We are working with Congressional leaders to make the exception process permanent.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated net revenues for the fourth quarter of 2006 of $182.2 million were flat compared to the prior quarter.

Consolidated net earnings in the fourth quarter were $2.1 million or $0.12 per share on a fully diluted basis. The fourth quarter consolidated net earnings include an after tax impairment charge of approximately $1.5 million or $0.09 per fully diluted share for the write-off of an information systems project and $0.01 of after tax expense per diluted share for stock-based compensation. Sequentially, consolidated net earnings declined $0.2 million.

The effective tax rate in the fourth quarter of 2006 was 9.8 percent, bringing the effective tax rate for all of 2006 to 35.2 percent. Adjusting the full year 2006 effective tax rate to 35.2 percent compared to the Company’s previous estimate of 39.5 percent resulted in an increase in diluted EPS of $0.04 for the fourth quarter and full year of 2006.

The decline in the effective tax rate is primarily attributable to lower taxable income in high tax rate states and favorable resolution of certain previously accrued state tax exposures. We expect the effective tax rate to approximate 40.0 percent for 2007.

Net revenues for the Contract Therapy division were $103.4 million, a decrease of $4.3 million or 4.0 percent, sequentially. This decline was driven by a 1.8 percent reduction in the average number of locations operated during the quarter, a 2.2 percent decline in the average revenue per unit, and a higher percentage of our services being provided to lower revenue per minute Part A patients.

The division’s operating loss of $1.3 million in the fourth quarter of 2006 compares to an operating loss of $0.7 million, sequentially. Improvements in selling, general and administrative expenses were more than offset by a 1.1 percent increase in labor and benefit costs per minute of service and increased bad debt expense.

The division had a net reduction of 56 units during the quarter. 48 new locations were added and 104 units were closed. Of the 104 closures, 52 percent were for pricing, payment reasons or because they were unprofitable. The division’s backlog stood at 20 at the end of the quarter, down from 28 at the end of the prior quarter.

Fourth quarter HRS revenues were $43.8 million, a decline of 1.2 percent on a sequential basis, primarily resulting from a 1.2 percent decline in total inpatient discharges.

Operating earnings for the division were $7.3 million, an increase of $1.2 million or 19 percent over the $6.1 million of operating earnings in the third quarter. The improved performance resulted from recovery in bad debts combined with lower selling, general and administrative expenses.

The division finished the quarter with 172 programs, a net decline of one program sequentially, which is comprised of seven openings and eight closures. ARUs at year-end totaled 115, a net decline of two units during the quarter. The division’s backlog was two at the end of the quarter, which included one ARU.

Our HRS business development activities generated the signing of two subacute rehab units and two outpatient units in the fourth quarter.

Freestanding Hospitals reported net revenues of $23.7 million, a 10.6 percent sequential improvement from third quarter 2006 net revenues of $21.4 million. On a same facility basis, net revenues increased 9.7 percent sequentially.

Operating earnings for the fourth quarter were break-even compared to $0.4 million in the previous quarter. Start-up costs were $0.9 million in both quarters. In addition to the start-up expenses, we incurred $0.3 million of operating losses during the ramp-up of the Amarillo facility following receipt of Medicare licensure.

Revenues from the Other Healthcare Services segment totaled $11.6 million, an increase of 16.1 percent sequentially due largely to greater staff placements in our VTA business. Operating earnings in the fourth quarter of 2006 for this segment were $1.0 million, a sequential increase of $0.6 million, resulting largely from our VTA therapist and nurse staffing business.

At December 31, the Company had $9.4 million in cash and cash equivalents. The Company had $113.5 million of borrowings against its revolving credit facility and $7.1 million in subordinated long-term debt. During the fourth quarter, we paid down $8.8 million in borrowings.

At December 31, 2006, our weighted average interest rate for borrowings against our credit facility was approximately 7.2 percent, which included a 175 basis point spread above LIBOR. We anticipate our interest rate spread will be 200 basis points above LIBOR during the first quarter.

Days sales outstanding increased sequentially to 77.9 days from 77.1 days resulting from a three day deterioration in the aging of contract therapy accounts receivable, partially offset by a nine day improvement in the freestanding hospitals accounts receivable.

Cash flows from operations for the quarter were $15.4 million and capital expenditures were $5.2 million. Capital expenditures included spending on our Amarillo hospital facility and the roll out of point-of-service technology to former RehabWorks locations.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

As we enter our 25th year of operation, we will continue to concentrate on improving our margins especially in our contract therapy division, completing our integration of Symphony, growing our freestanding operations and paying down our debt.

I thank our over 16,500 colleagues for their support and look forward to sharing our future successes with you.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.

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